EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q2 2022 Results
Delivering significant growth with expanded market presence and reducing leverage.
HOUSTON, TX--(August 1, 2022) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for its fiscal quarter ended June 30, 2022.
–Revenues for the second quarter of 2022 were $153.6 million, an increase of $30.0 million, or 24%, from $123.6 million in the prior quarter and an increase of $103.6 million, or 207%, from the second quarter of 2021 as a result of increasing activity and pricing in all segments.
–Net loss for the second quarter was $0.4 million, an improvement of $5.3 million from a reported net loss of $5.7 million in the first quarter of the year.
–Adjusted EBITDA(1) of $18.0 million increased 88%, or $8.4 million from the $9.6 million reported in the first quarter. The increase was driven by the increased activity across all segments and expanding margins in Wireline Services and Processing Solutions and Ancillary Services segments.
–Net debt was reduced by $21.8 million, or 24%, during the second quarter as a result of significant asset sales and improvements in working capital, which contributed to improved liquidity and operating cash flows of $19.9 million for the second quarter.
–Wireline Services operating income increased 133%, from an operating loss of $4.5 million in the first quarter to $1.5 million in the second quarter. Adjusted EBITDA in this segment grew by $6.1 million as well over this period from increased pricing and successful internal initiatives.
CEO Comments
Stuart Bodden, the Company’s Chief Executive Officer, noted “Ranger demonstrated significantly improved financial results this quarter as we saw the effects of an improving market backdrop as well as strong market presence across product lines. Market conditions have been supportive and customers have been increasing activity levels throughout the year, which has created an ideal environment for the Company to capitalize on its assets and people. Our recent acquisitions have positioned the Company well to benefit from the current cycle and generate sustainable cash flows in the quarters and years ahead. We believe our services will remain in demand in almost any commodity price environment given our leverage to workover and production barrels, which are typically the cheapest incremental barrels for any producer, and the quickest to bring online in a market that has shown resiliency.”
Mr. Bodden continued, “During the second quarter, revenues increased by 24% on a consolidated basis, including 17% growth in our flagship High Specification Rigs business. Average rates for our rigs are over $630 per hour on a blended rate basis, which is 17% higher than pre-COVID levels in 2019 and represents an all-time high for Ranger. Our Wireline Services business, which showed some deterioration
(1) “Adjusted EBITDA” and “Adjusted Net Debt” are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com.

EXHIBIT 99.1
early in the year, grew over 25% from the first quarter, exceeded fourth quarter revenue levels and realized positive margins for the quarter. Our rates in this segment increased 10% from the prior quarter with a 5% activity level increase over that same period. We are placing significant focus and resources on continued market expansion and increasing contribution from Wireline in the future. Some of the ancillary product lines acquired through the Basic asset acquisition in the fall also saw strong performance this quarter with 40% revenue growth overall for the segment. Our coil tubing business led the efforts with 157% growth year to date and 25% EBITDA margins.”
“In the nine months since our acquisitions were completed, we’ve been able to integrate these businesses and put them on firm performance footing, while also monetizing excess assets and paying down our debt. The Company now stands at a leverage level that is less than one times our current Adjusted EBITDA run rate. There are incremental improvements we continue to make that we think will allow us to continue expanding margins in the future. The strong cash flow generation of our business will give us the ability to return capital to our shareholders in the future and be strategic when looking at opportunities to grow and consolidate. In short, the future at Ranger is bright and full of possibilities. None of these achievements would have been possible without our dedicated and hardworking employees who deserve acknowledgement for their efforts.”
Consolidated Results
Company revenue increased to $153.6 million in the second quarter of 2022, up from $123.6 million in the first quarter and up from $50.0 million in the second quarter of the prior year. Asset utilization and pricing increases both contributed to the improved revenue across segments.
Operating expense for the second quarter totaled $155.8 million as compared to $128.8 million for the prior quarter. The increase in operating costs were largely a result of an increase in operating activity for the quarter. Additionally, there was approximately $2.0 million of costs associated with insurance exposure increases that relate to the first quarter of 2022 and fourth quarter 2021 post-Basic acquisition.
The Company is reporting a net loss of $0.4 million, a decrease of $5.3 million, for the second quarter compared to a $5.7 million loss in the first quarter of the year. The decrease is attributable to increased operating income in both the Wireline Services and Processing Solutions and Ancillary Services reporting segments.
General and administrative costs were $12.2 million for the second quarter, an increase of $3.0 million from $9.2 million during the first quarter. The increase was predominately from integration, severance, and legal costs as compared to the prior quarter, which are expected to decrease in the next quarter.
Adjustments to EBITDA at a consolidated level were affected by several non-cash items this quarter that included bargain purchase gain, asset sale impacts and impairments on assets held for sale.
Looking forward, our expectation is that revenues for the year will be stronger than previously anticipated and will range between $580 million and $600 million, and we continue to believe total company Adjusted EBITDA margins will range between 11% and 13% for the full year. Our key financial focus in the coming quarters will be on making incremental improvements to operating efficiency to facilitate additional margin expansion and improve cash flows that will be deployed toward paying down our debt. As we continue to pay down debt, management will be looking at opportunities to create and return shareholder value including dividends, buybacks, strategic opportunities and a combination of these options.

EXHIBIT 99.1
Acquisition Update
During 2021, the Company made a series of acquisitions to expand their High Specification Rigs and Wireline Services product offerings. These acquisitions expanded our market presence and are contributing to both revenue and earnings improvement.
Specific to the acquisition of legacy Basic rig and related assets during the fourth quarter of 2021, the Company has made a total investment to date, net of asset sales, of $46.0 million. This investment includes total consideration paid of $41.8 million, as well as transaction and integration costs and financing costs incurred to date. These assets have generated over $130.0 million of revenue and over $20.0 million of EBITDA over that same period, returning over 40% of their required investment in their first nine months of operations.
Stuart Bodden, the Company’s Chief Executive Officer, shared “The acquisitions completed in 2021 have well positioned Ranger as market fundamentals continue to improve. We have enhanced market share in our core businesses and demonstrated our ability to be a strong consolidation partner in a fragmented space. Our financial expectations of these assets have been exceeded and we feel these transactions have brought about the opportunity for shareholder value creation at attractive returns.”
With regards to acquisition related costs, the Company has spent $14.9 million since the second quarter of 2021 in areas outlined in the below table. The most significant of these has been related to transactional fees totaling $7.1 million. Costs totaling $3.8 million have been associated with the transitioning facilities as well as licensing and divesting of assets. Finally, transitional personnel costs as well as costs associated with bringing the operating assets and personnel into compliance with Ranger standards has totaled $4.0 million to date. The Company anticipates incurring $3.0 million to $4.0 million of additional integration costs in total over the coming quarters, primarily for facilities that will be retired and fees associated with asset divestitures. Acquisition related costs are as follows (in millions):

	Q2 21	Q3 21	Q4 21	Q1 22	Q2 22	Total
Transaction fees	0.5	0.6	3.8	1.6	0.6	7.1
Transition personnel	—	—	1.2	0.3	0.4	1.9
Operational readiness	—	0.1	0.8	0.4	0.8	2.1
Asset and facility transition	—	—	1.3	0.9	1.6	3.8
	$0.5	$0.7	$7.1	$3.2	$3.4	$14.9
Business Segment Financial Results
High Specification Rigs
High Specification Rigs segment revenue increased by $11.1 million to $76.0 million in the second quarter from $64.9 million in the first quarter. Rig hours increased to 119,900 hours in the second quarter from 112,500 hours in the first quarter of the year. The increase in rig hours was coupled with an increase of $55, or 10%, in the hourly average rig rate to $632 in the second quarter from $577 in the first quarter, driving an overall revenue increase of 17%.
Expenses and associated margins in the High Specification Rig segment absorbed the most significant portion of the aforementioned insurance costs. These costs related to the first quarter of 2022 and fourth quarter of 2021 and were associated largely with Basic acquisition exposure increases, affecting this segment by $1.3 million for the quarter.

EXHIBIT 99.1
Operating income decreased by $1.6 million to $6.1 million in the second quarter from $7.7 million in the first quarter. Adjusted EBITDA increased 1%, or $0.1 million, to $14.2 million in the second quarter from $14.1 million in the first quarter. The decrease in operating income and increase in Adjusted EBITDA was largely the result of the ongoing sequential increase in hourly rig rates offset by insurance true-up costs mentioned above.
Wireline Services
Wireline Services segment revenue increased by $10.9 million to $49.5 million in the second quarter from $38.6 million in the first quarter. The increase in revenue was primarily attributable to an increase in activity, as demonstrated by an increase in 600 completed stages from 7,400 in the first quarter to 8,000 in the second quarter.
Operating income increased by $6.0 million to $1.5 million in the second quarter, up from a loss of $4.5 million in the first quarter. Adjusted EBITDA increased $6.1 million to $4.3 million in the second quarter, up from a loss of $1.8 million in the first quarter. The increase in operating income and increase in Adjusted EBITDA was driven by increased activity for all Wireline Services and expanding profit margins, attributable to the improving revenues as described above.
We initiated several efforts in this segment during the quarter and, as a consequence, have seen improving operational and financial results. We believe our work and focus on this segment will lead to continued growth for the balance of the year.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue increased by $8.0 million to $28.1 million in the second quarter from $20.1 million in the first quarter. The increase in revenue was attributable to the coil tubing line of business, which showed meaningful growth this quarter, as well as contribution from other service lines.
Operating income increased $3.8 million to $5.1 million in the second quarter, up from $1.3 million in the first quarter of the year. Adjusted EBITDA increased 55%, or $1.8 million, to $5.1 million in the second quarter, as compared to $3.3 million in the first quarter of the year. The increase in operating income and Adjusted EBITDA was driven by increased margins on improvements in revenue.
Balance Sheet Summary
We ended the second quarter with $28.3 million of liquidity, consisting of $23.2 million of capacity on our revolving credit facility and $5.1 million of cash.
Our aggregate net debt at the end of the second quarter was $70.7 million, a decrease of $21.8 million, as compared to $92.5 million at the end of the first quarter. The decrease is attributable to additional payments on our revolving credit facility, coupled with payments made to term debt with proceeds from asset sales.
Our net debt includes certain financing arrangements which we adjust for comparability. When looking at aggregate adjusted net debt(1), we ended the second quarter at $58.3 million, a decrease of $21.6 million, as compared to $79.9 million at the end of the first quarter. Of our total debt balance, $22.2 million is term debt.
We had an outstanding balance on our revolving credit facility of $33.9 million at the end of Q2 compared to $44.8 million at the end of Q1.

EXHIBIT 99.1
Cash flows from operations for the second quarter of 2022 were $19.9 million, a significant improvement from cash used in operations of $12.1 million in the first quarter. The Company placed focus and resources on ensuring working capital is managed more efficiently and achieved a days sales outstanding reduction of over ten days in the quarter.
The Company anticipates capital expenditures of approximately $15.0 million for the full year of 2022. The Company deployed $1.5 million of growth capital expenditures on ancillary equipment during the second quarter related to our coil tubing line of business and anticipates an additional $0.5 million of capital expenditures related to coil tubing during the second half of the year.
Conference Call
The Company will host a conference call to discuss its results from the second quarter of 2022 on August 1, 2022 at 9:30 a.m. Central Time (10:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829. To join the conference call from outside of the United States, participants may dial 1-412-902-6710. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to login to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.rangerenergy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing 1-877-344-7529 within the United States or 1-412-317-0088 outside of the United States. The conference call replay access code is 8410515. The replay will also be available in the Investor Resources section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission. The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.

EXHIBIT 99.1

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended
	June 30, 2022	March 31, 2022
Revenues
High specification rigs	$76.0	$64.9
Wireline services	49.5	38.6
Processing solutions and ancillary services	28.1	20.1
Total revenues	153.6	123.6

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High specification rigs	61.8	50.8
Wireline services	45.2	40.4
Processing solutions and ancillary services	23.0	16.8
Total cost of services	130.0	108.0
General and administrative	12.2	9.2
Depreciation and amortization	11.4	11.6
Impairment of fixed assets	1.1	—
Loss on sale of assets	1.1	—
Total operating expenses	155.8	128.8

Operating loss	(2.2)	(5.2)

Other (income) expenses
Interest expense, net	1.8	2.1
Gain on bargain purchase, net of tax	(2.8)	—
Total other expenses, net	(1.0)	2.1

Loss before income tax expense	(1.2)	(7.3)
Tax benefit	(0.8)	(1.6)
Net loss	$(0.4)	$(5.7)

Loss per common share:
Basic	$(0.02)	$(0.31)
Diluted	$(0.02)	$(0.31)
Weighted average common shares outstanding
Basic	23,581,466	18,472,909
Diluted	23,581,466	18,472,909

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$5.1	$0.6
Accounts receivable, net	84.5	80.8
Contract assets	27.5	13.0
Inventory	4.2	2.5
Prepaid expenses	3.3	8.3
Assets held for sale	5.2	—
Total current assets	129.8	105.2

Property and equipment, net	238.0	270.6
Intangible assets, net	7.4	7.8
Operating leases, right-of-use assets	6.9	6.8
Other assets	3.5	2.7
Total assets	$385.6	$393.1

Liabilities and Stockholders' Equity
Accounts payable	26.9	20.7
Accrued expenses	30.3	30.3
Other financing liability, current portion	0.9	2.2
Long-term debt, current portion	42.3	44.1
Other current liabilities	5.1	5.4
Total current liabilities	105.5	102.7

Operating leases, right-of-use obligations	6.1	5.8
Other financing liability	12.0	12.5
Long-term debt, net	14.2	18.4
Other long-term liabilities	4.7	5.0
Total liabilities	$142.5	$144.4

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2022; 6,000,001 shares issued and outstanding as of December 31, 2021	—	0.1
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 25,268,856 shares issued and 24,717,028 shares outstanding as of June 30, 2022; 18,981,172 shares issued and 18,429,344 shares outstanding as of December 31, 2021	0.3	0.2
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of June 30, 2022 and December 31, 2021	—	—
Less: Class A Common Stock held in treasury at cost; 551,828 treasury shares as of June 30, 2022 and December 31, 2021	(3.8)	(3.8)
Accumulated deficit	(14.1)	(8.0)
Additional paid-in capital	260.7	260.2
Total controlling stockholders' equity	243.1	248.7
Total liabilities and stockholders' equity	$385.6	$393.1

EXHIBIT 99.1

RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

Six Months Ended
June 30, 2022
Cash Flows from Operating Activities
Net loss	$(6.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23.0
Equity based compensation	1.7
Loss on disposal of property and equipment	1.1
Impairment of fixed assets	1.1
Gain on bargain purchase, net of tax	(2.8)
Other expense, net	0.6
Changes in operating assets and liabilities, net effects of business acquisitions
Accounts receivable	(3.7)
Contract assets	(14.5)
Inventory	(1.7)
Prepaid expenses and other current assets	5.0
Other assets	(1.2)
Accounts payable	6.2
Other current liabilities	(0.2)
Other long-term liabilities	(0.7)
Net cash provided by operating activities	7.8

Cash Flows from Investing Activities
Purchase of property and equipment	(5.7)
Proceeds from disposal of property and equipment	13.9
Net cash provided by investing activities	8.2

Cash Flows from Financing Activities
Borrowings under Credit Facility	283.3
Principal payments on Credit Facility	(276.4)
Principal payments on Eclipse M&E Term Loan	(0.8)
Principal payments under Eclipse Term Loan B	(9.4)
Principal payments on Secured Promissory Note	(2.7)
Principal payments on financing lease obligations	(2.3)
Principal payments on other financing liabilities	(1.8)
Shares withheld on equity transactions	(1.2)
Payments on Installment Purchases	(0.2)
Net cash used in financing activities	(11.5)

Increase in cash and cash equivalents	4.5
Cash and cash equivalents, Beginning of Period	0.6
Cash and cash equivalents, End of Period	$5.1

Supplemental Cash Flow Information
Interest paid	$0.6
Supplemental Disclosure of Non-cash Investing and Financing Activities
Additions to fixed assets through installment purchases and financing leases	$(2.0)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Adjusted Net Debt, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Adjusted Net Debt should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of assets, and certain other non-cash and certain items that we do not view as indicative of our ongoing performance.

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the three months ended June 30, 2022 and March 31, 2022, in millions:

	Three Months Ended June 30, 2022
	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	(in millions)
Net income (loss)	$6.1	$1.5	$5.1	$(13.1)	$(0.4)
Interest expense, net	—	—	—	1.8	1.8
Tax benefit	—	—	—	(0.8)	(0.8)
Depreciation and amortization	8.1	2.8	—	0.5	11.4
Impairment of fixed assets	—	—	—	1.1	1.1
EBITDA	14.2	4.3	5.1	(10.5)	13.1
Equity based compensation	—	—	—	0.9	0.9
Loss on disposal of property and equipment	—	—	—	2.1	2.1
Bargain purchase gain, net of tax	—	—	—	(2.8)	(2.8)
Severance and reorganization costs	—	—	—	0.5	0.5
Acquisition related costs	—	—	—	3.3	3.3
Legal fees and settlements	—	—	—	0.9	0.9
Adjusted EBITDA	$14.2	$4.3	$5.1	$(5.6)	$18.0

EXHIBIT 99.1

	Three Months Ended March 31, 2022
	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	(in millions)
Net income (loss)	$7.7	$(4.5)	$1.3	$(10.2)	$(5.7)
Interest expense, net	—	—	—	2.1	2.1
Tax benefit	—	—	—	(1.6)	(1.6)
Depreciation and amortization	6.4	2.7	2.0	0.5	11.6
Impairment of fixed asset	—	—	—	—	—
EBITDA	14.1	(1.8)	3.3	(9.2)	6.4
Equity based compensation	—	—	—	0.8	0.8
Gain on disposal of property and equipment	—	—	—	(1.0)	(1.0)
Bargain purchase gain, net of tax	—	—	—	—	—
Severance and reorganization costs	—	—	—	—	—
Acquisition related costs	—	—	—	3.2	3.2
Legal fees and settlements	—	—	—	0.2	0.2
Adjusted EBITDA	$14.1	$(1.8)	$3.3	$(6.0)	$9.6

EXHIBIT 99.1
Net Debt and Adjusted Net Debt
We believe Net Debt and Adjusted Net Debt are useful performance measures of liquidity, financial health and provides an indication of our leverage. We define Net Debt as current and long-term debt, finance leases, other financing obligations, offset by cash and cash equivalents. We define Adjusted Net Debt as Net Debt, less a facility financing lease, to be analogous to the calculation of certain financial covenants. All debt and other obligations present the principal balances outstanding as of the respective periods.
The following tables are a reconciliation of consolidated debt and cash and cash equivalents to Net Debt and Adjusted Net Debt as of June 30, 2022 and March 31, 2022:

	June 30, 2022	March 31, 2022	Change
	(in millions)
Debt and Other Obligations
Credit facility	$33.9	$44.8	$(10.9)
Eclipse Term Loan A	11.7	12.0	(0.3)
Eclipse Term Loan B	2.8	10.7	(7.9)
Secured Promissory Note	7.7	8.3	(0.6)
Installment purchases	0.7	0.9	(0.2)
Other financing liabilities	12.8	12.6	0.2
Finance lease obligations	6.2	7.0	(0.8)
Less: Cash and cash equivalents	5.1	3.8	1.3
Net Debt	70.7	92.5	(21.8)
Less: Facility financing lease	12.4	12.6	(0.2)
Adjusted Net Debt	$58.3	$79.9	$(21.6)